Exhibit 99.1

For Immediate Release	Contact: Maggie Sayre
Date: October 25, 2005	(202) 277-2131

MedQuest Appoints Healthcare Veteran as New CEO

(Alpharetta, Georgia) — MQ Associates, Inc. (MedQuest) today announced its selection, effective October 24, 2005, of C. Christian Winkle as the company’s Chief Executive Officer.  Winkle, a seasoned healthcare executive with over 20 years of experience, brings a long history of leadership success to his position at MedQuest.

“We considered a number of great candidates,” said Interim Chairman and former Interim CEO Donald C. Tomasso.  “Chris Winkle’s experience, leadership and track-record of managing multi-site healthcare operations made him the perfect choice for this position.  I am looking forward to working with Chris as he assumes the leadership role at MedQuest.”

“I am delighted to join the MedQuest family,” said Winkle.  “MedQuest is a company comprised of many of the most talented people in this industry and I am honored to have this opportunity to build on the company’s well established record.  We intend to continue to focus on operational excellence and to revitalize MedQuest’s growth potential.”

Winkle served as President and CEO of Mariner Health Care, Inc., a long-term health care company with over 250 skilled nursing facilities in 23 states and annual revenue in excess of $1.6 billion, from 2000 through the successful merger of Mariner and National Senior Care, Inc. in December 2004.  Since then and until July 2005, Winkle served as President and CEO of SavaSeniorCare, LLC, a newly formed company that leased certain of the former Mariner facilities.  Prior to Mariner, he served in a number of senior operational and financial management roles at a variety of healthcare companies. Winkle is 42 years of age, married and has four children.

ABOUT MQ ASSOCIATES, INC.  –  MQ Associates, Inc. is a holding company and has no material assets or operations other than its ownership of 100% of the outstanding capital stock of MedQuest, Inc.  MedQuest, Inc. is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States.  These centers provide high quality diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, ultrasound and mammography.  MedQuest, Inc. operates a network of 93 centers in 13 states located primarily throughout the southeastern and southwestern United States.

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